Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and between Amtech Systems, Inc., an Arizona corporation (the “Company”), and Robert C. Daigle (“Executive”) is entered into and effective as of the 14th day of August, 2023 (the “Effective Date”).

WHEREAS, the Company and Executive wish to provide for terms and conditions of Executive’s employment with the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Employment and Duties.

(a) Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, for a period of three (3) years, commencing as of the Effective Date (such year (3) year period, including as it may be extended pursuant to this Section 1(a), the “Term”), unless sooner terminated pursuant to Section 3 hereof.

(b) Duties of Executive. Executive shall serve as the President and Chief Executive Officer (collectively, “CEO”) of the Company, shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, shall diligently perform all services as may be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”), and shall exercise such power and authority as may from time to time be delegated to Executive by the Board. During Executive’s employment, Executive shall devote Executive’s substantially all of his business time (except for permitted vacation periods and reasonable periods of illness or other incapacity), energy, and ability to the business and interests of the Company and shall not, without the Company’s prior written consent, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder; provided, however that Executive shall be allowed to engage in the following activities while employed by the Company: (i) provide services for one day a month under Executive’s existing consulting arrangement with Rogers Corporation through December 31, 2023, and (ii) join one (1) additional board of directors, subject to a conflict review and the consent of the Board, which shall not be unreasonably withheld. In Executive’s capacity as the CEO, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company, including, but not limited to, designing and implementing business strategies, plans, and procedures; under the direction of the Board, implementing business strategies and plans aligned with short-term and long-term goals and objectives; establishing policies that promote company culture and vision; overseeing all operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission of the Company; participating in business development activities (investments, acquisitions, corporate alliances, etc.); providing or supporting solutions to problematic situations to ensure company survival and growth; building alliances and partnerships with third-party organizations; and managing key relationships with partners and vendors. Except as otherwise agreed in writing by the Company, it shall not be a violation of this Agreement for Executive, and Executive shall be permitted, to (i) serve on any civic or charitable boards; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions and other institutions; (iii) subject to any applicable Company policies, make personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to Executive’s duties to the Company.

(c) Service as Chairman of the Board. Executive shall continue to serve as Chairman of the Board until the earlier of Executive’s resignation, removal from the Board for Good Cause or death, or Executive’s successor as Chairman of the Board is duly appointed by the Board; provided, however, nothing contained herein shall adversely affect Executive’s rights to be elected to the Board by the stockholders of the Company pursuant to the Company’s bylaws and applicable law. The termination of the Term Without Good Cause (as defined below) will not affect Executive’s service as Chairman of the Board or otherwise as a member of the Board unless the Board otherwise requests Executive’s resignation as a Board member and Chairmanship. For the avoidance of doubt, all references in this Agreement to Executive’s “service with the Company” or “employment with the Company”, shall include Executive’s employment or other Service (as such term is defined in the Company’s 2022 Equity Incentive Plan (the “EIP”), which includes services with the Board).

(d) Policies. Executive shall faithfully adhere to, execute, and fulfill all lawful written policies established by the Company as are communicated to Executive by the Company.

(e) Place of Performance. In connection with Executive’s employment by the Company, Executive shall be based at the Company’s principal executive offices, which are currently in Tempe, Arizona. Executive shall generally be physically present at the Company’s offices in Tempe, Arizona during normal business hours each week (other than periods of working remotely that do not materially interfere with performing his duties, paid time off (“PTO”) and on appropriate business travel for the benefit of the Company).

2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. Effective on the Effective Date, the base salary (“Base Salary”) payable to Executive shall be four hundred fifty thousand dollars ($450,000) per year, payable on a regular basis in accordance with the Company’s standard payroll procedures. The Board or a committee of the Board shall review Executive’s performance on at least an annual basis and may increase, but not decrease, such Base Salary if, in its sole discretion, any such adjustment is warranted, provided, however, Executive’s Base Salary may be decreased in connection with salary reductions implemented by the Board or a Committee of the Board applicable to all executives of the Company.

(b) Annual Short-Term Incentive. Executive shall be eligible to participate in the Company’s annual executive bonus program established by the Compensation Committee and approved by the Board (the “Executive Bonus Plan”), as such program may exist from time to time. Executive’s bonus for achieving target performance shall be not less than 100% of Base Salary.

(c) Cessation of Director Compensation During Term. During the Term, Executive will not be compensated for Executive’s service as Chairman of the Board in accordance with the Company’s policy for non-employee members of the Board (the “Director Compensation Policy”), including the cash compensation and equity awards to be provided thereunder. Notwithstanding the foregoing, Executive’s service under this Agreement shall be covered service towards vesting and continuing to hold any outstanding equity awards for services on the Company’s Board of Directors, as further described in Section 3(c) below. Following the termination of the Term, for so long as Executive remains on the Board, Executive will again be compensated under the Director Compensation Policy in accordance with its terms in effect at such time, and Executive’s services on the Board shall be covered service towards vesting and continuing to hold any then outstanding awards granted to Executive during his performance of services as Chief Executive Officer under this Agreement. Executive and the Company acknowledge and agree that the compensation payable to Executive under Section 2 of this Agreement and any equity awards granted to Executive during the Term are solely for Executive’s services as an employee and not for Executive’s service as a member of the Board.

(d) Executive Perquisites, Benefits, and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Insurance Coverage. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to Executive all employee benefits to which other executives of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability. During the Term, the Company will maintain customary director and officer insurance.

(ii) Reimbursement for Expenses. Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services under this Agreement, including, but not limited to, industry appropriate seminars and subscriptions and applicable licensing and continuing education expenses. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.

(iii) Paid Time Off. Executive shall be eligible for up to twenty (20) days of paid time off (“PTO”) per year, which shall not carryover from year to year, consistent with the Company’s policies and procedures in effect from time to time for officers of Executive’s level.

(iv) Other Executive Perquisites. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership.

3. Equity.

(a) Equity Awards During Term. During the Term, Executive may be awarded, from time to time, one or more equity awards for Executive’s employment service under this Agreement to be determined and granted to Executive by the Board or a committee of the Board. Any equity awards will be subject to the terms and conditions of the EIP, or any successor equity compensation plan as may be in place from time to time, and the corresponding award agreements between the Company and the Executive.

(b) Existing Equity. As of the Effective Date, Executive holds options to purchase shares of Company common stock (“Common Stock”) as well as restricted stock units each representing a contingent right to receive one (1) share of Common Stock (“RSUs”) (collectively, the “Existing Equity”), originally issued pursuant to certain award agreements (the “Award Agreements”). As of the Effective Date, a portion of the Existing Equity remains unvested and unexercisable.

(c) Continued Vesting; No Break in Service. There will be no break in Service under the Option Agreements as a result of the transition to an employee occurring on the Effective Date, and Executive will retain all right, title and interest Executive has in any Existing Equity granted to Executive by the Company prior to the Effective Date. All equity awards previously granted to Executive in connection with Executive’s Service as a member of the Board, and any future equity awards granted to Executive during the Term, will continue to vest based on Executive’s employment and/or Executive’s service on the Board (including any such Board service after any termination of Executive’s employment). Executive and the Company hereby agree that, notwithstanding any provisions in the Option Agreements or any other agreement between Executive and the Company to the contrary, all of Executive’s Existing Equity shall continue to vest, and the exercisability of such Existing Equity shall continue, in accordance with the vesting schedules provided in the Option Agreements, subject to and based on Executive’s continued Service as an employee or a member of the Board.

(d) Stock Option Grant. Subject to approval by the Board, the Company will grant to Executive an option to purchase 150,000 shares of Common Stock (the “Option Grant”) on the Effective Date. The exercise price of the Option Grant will be determined by the Board when the Option Grant is granted and will be equal to Fair Market Value (as defined in the EIP) of a share of Common Stock on the date of grant. The Option Grant will be subject to the terms and conditions applicable to stock options granted under the EIP and the applicable award agreement to be signed by the Executive and the Company, which shall be in substantially the form attached to this Agreement. One-third of the Option Grant (50,000 shares) will be vested and exercisable on the date of grant and the remainder (100,000 shares) will vest ratably on each of the subsequent annual anniversaries over the Term, subject to Executive’s continued Service with the Company, as described in the applicable award agreement.

(e) Restricted Stock Units. Subject to approval by the Board, the Company will grant to Executive RSUs with an aggregate Fair Market Value as of the grant date equal to five hundred thousand dollars ($500,000). In addition, on each one year anniversary of the Effective Date the Company shall make an additional grant to Executive of RSUs with an aggregate Fair Market Value as of the grant date equal to five hundred thousand dollars ($500,000) (such grants, the “RSU Grants”). The RSU Grants will be subject to the terms and conditions applicable to restricted stock units granted under the EIP and the applicable award agreement to be signed by the Executive and the Company, which shall be in substantially the form attached to this Agreement. Each RSU Grant will vest in full on the one-year anniversary of the grant date, subject to Executive’ continued Service with the Company, as described in the applicable award agreement. For the avoidance of doubt, no RSU Grant shall be subject to performance based vesting conditions that are tied, directly or indirectly, to the Company’s financial statements, including the Company’s stock price.

(f) Stock Ownership Requirements. All shares of Common Stock currently beneficially owned by the Executive, acquired after the Effective Date, or distributed to the Executive by the Company under this Agreement or otherwise shall be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board. Unless the Board approves otherwise, no shares of Common Stock can be transferred or sold during the Executive’s employment by the Company; provided, however, that this sentence shall no longer apply following Executive’s termination of employment and the Term.

(g) Acquisition of Shares. Executive has agreed to use best efforts to acquire in the open market $500,000 worth of shares of Common Stock.

(h) Vesting Upon a Change of Control. Notwithstanding anything in this Agreement or any award agreement to the contrary, if a Change of Control occurs during the Term and irrespective of whether Executive’s equity grants are assumed, substituted, exchanged or terminated in connection with the Change of Control, then the vesting of any and all of such equity awards shall become vested as to 100% of the portion of any such award then unvested, effective immediately prior to and contingent upon the consummation of the Change of Control. For purpose of this Agreement, the term “Change of Control” shall have the meaning set forth in the Amtech Systems, Inc. 2022 Equity Incentive Plan.

3. Term of Employment.

(a) Termination Under Certain Circumstances.

(i) Death. Executive’s employment and the Term shall be automatically terminated, without notice, effective upon the date of Executive’s death.

(ii) Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after giving written notice to Executive (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment and the Term, provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period.

(iii) Termination by the Company for Good Cause. The Company may terminate Executive’s employment and the Term upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) Executive’s intentional nonperformance of lawful instructions of the Board (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable) of any of Executive’s material duties and responsibilities; (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) Executive’s conviction of, or guilty or nolo contendre plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company (not including traffic offenses unless such traffic offense resulted in death); (E) a confirmed positive drug test result for an illegal drug while performing services for the Company; or (F) a material sanction is imposed on Executive by any applicable professional organization or professional governing body.

(iv) Termination by the Company Without Good Cause. The Company may terminate Executive’s employment and the Term at any time without Good Cause.

(b) Result of Termination.

(i) Except as otherwise set forth in this Agreement, in the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iii) (“Termination by the Company for Good Cause”) hereof, Executive shall receive no further compensation under this Agreement other than the payment of Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” means (i) all unpaid Base Salary for the time period ending through the date of employment termination; (ii) accrued but unused PTO consistent with the Company’s policies and procedures therefor in effect at the time of such termination for officers of Executive’s level; (iii) any and all other cash earned through employment termination and deferred at the election of Executive or pursuant to any deferred compensation plan then in effect; (iv) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the then-applicable benefit plans of the Company, including benefits under the Company’s 401(k) plan; and (v) reimbursement for any and all monies advanced in connection with Executive’s employment for expenses incurred by Executive on behalf of the Company for the time period ending with the date of employment termination(ii) In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(iv) (“Termination by the Company Without Good Cause”) hereof, (a) Executive shall, for a period of six (6) months following the effective date of such termination, continue to receive Executive’s then current annual Base Salary, as provided in Section 2(a), (b) Executive shall receive payment for any cash bonus earned pursuant to the Executive Bonus Plan described in Section 2(b) hereof for the calendar year immediately preceding the calendar year in which the termination of Executive’s employment occurs which is unpaid on the effective date of Executive’s termination, which shall be paid to Executive when paid to other similarly situated executives of the Company (“Accrued Bonus”).

(iii) In the event of the termination of Executive’s employment and the Term pursuant to Sections 3(a)(i) (“Death”) or 3(a)(ii) (“Disability”) hereof, Executive shall receive payment for the Accrued Benefits, including any life insurance proceeds under applicable Company policies and the Accrued Bonus.

(iv) Executive shall receive no additional compensation following any termination other than Accrued Benefits and Accrued Bonus. In the event of any termination other than termination by the Company without Good Cause, Executive shall resign all positions with the Company and its subsidiaries and, if requested by the Board, shall resign from the Board and all Committees thereof.

(c) Release. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any post-termination payments or benefits identified in Sections 3(b)(ii) and 3(b)(iii) hereof, Executive agrees to execute (and not revoke) a full and complete release of all claims against the Company and its affiliates, in a form acceptable to the Company (the “Release”). If Executive fails to execute and deliver to the Company the Release within twenty-one (21) days following the date of termination, or revokes the Release, within seven (7) days following the date Executive executes and delivers the Release, or materially breaches any term of this Agreement or any other agreement between Executive and the Company while receiving such post-termination payments or benefits, Executive agrees that Executive shall not be entitled to receive any such post-termination payments. For purposes of this Agreement, the Release shall be deemed to have been executed by Executive if it is signed by Executive’s legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of Executive’s death. Payment of any post-termination payments or benefits identified in Sections 3(b)(ii), and 3(b)(iii) hereof (other than Accrued Benefits) shall be delayed until the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement, and any payments that are so delayed shall be paid on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of the termination of Executive’s employment under this Agreement.

(d) Section 409A. Any payments made by the Company pursuant to Sections 3(b)(ii) and 3(b)(iii) hereof (except for Accrued Bonus ) shall be paid or commence on the first payroll date occurring on or after the thirtieth (30th) day following the effective date of Executive’s “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments, in being understood that payments shall be applied against available exemptions for short-term deferrals and involuntary separation pay under Section 409A final regulations. If Executive is a “specified employee” within the meaning of Section 409A, then payments identified in Section 3(b) of this Agreement shall not commence until six (6) months following “separation from service” within the meaning of Section 409A to the extent necessary to avoid the imposition of the additional twenty percent (20%) tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). If the payments described in Section 3(b) are “deferred compensation” within the meaning of Section

409A and must be delayed for six (6) months pursuant to the preceding sentence, Executive shall not be entitled to additional compensation to compensate for such delay period. Upon the date such payment would otherwise commence, the Company shall reimburse Executive for such payments, to the extent that such payments otherwise would have been paid by the Company had such payments commenced upon Executive’s “separation from service” within the meaning of Section 409A. Any remaining payments shall be provided by the Company in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary for any tax, additional tax, interest or penalties that Executive or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(e) Section 280G.

(i) Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company prior to a Change in Control and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and its affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 3(e) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled. In determining whether a reduction of payments under this Agreement is required under this Section 3(e), the Accounting Firm shall fully assess the extent to which exemptions under Section 280G final regulations (such as for compensation paid before or after a change in control, including on account of a non-competition covenant) are available and, if so, the maximum amount of the exemption.

(ii) Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, then the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 3(e) shall be binding upon the Company and Executive absent manifest error and shall be made as soon as reasonably practicable and in no event later than twenty (20) days following the effective date of the termination of Executive’s employment with the Company. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made (A) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (B) only from Payments that are required to be made in cash, (C) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (D) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company ; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive .

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 3:

(A) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(B) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 3(e)(i) hereof.

4. Competition and Non-Solicitation.

(a) Interests to be Protected. The parties acknowledge that Executive will perform essential services for the Company, its employees, and its stockholders during the term of Executive’s employment with the Company. Executive will be exposed to, have access to, and work with, a considerable amount of confidential information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of the Company’s business should Executive compete with the Company in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive’s employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. During the term of Executive’s employment with the Company and for twelve (12) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become substantially and directly financially interested in any Competitive Business Activities conducted within the Restricted Territory (as defined below). As used herein, the term “Competitive Business Activities” shall mean business activities that are competitive with the business of the Company, including but not limited to, business activities in the semiconductor industry related to the manufacture of capital equipment and related consumables used in fabricating semiconductor devices that compete with the Company’s products, and the term “Restricted Territory” shall mean any state or other geographical area in which the Company has demonstrated an intent to develop, commercialize, and/or distribute products during Executive’s employment with the Company. Executive hereby agrees that, as of the date hereof, during Executive’s employment with the Company, the Company has demonstrated an intent to develop, commercialize, and/or distribute products throughout the United States of America, Canada, Mexico, Europe, and Asia.

(c) Non-Solicitation of Employees. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the

Company, or on behalf of or in conjunction with any other person, company, partnership, corporation, or governmental or other entity, solicit for employment, seek to hire, or hire any person who is employed by the Company, is a consultant of the Company, or is an independent contractor of the Company, within twenty-four (24) months of the termination of Executive’s employment, and, as related solely to consultants, for the purpose of having any such consultant engage in services that are the same as, similar to, or related to the services that such consultant provided for the Company and that are competitive with the services provided by the consultant for the Company.

(d) Non-Solicitation of Customers. During the term of Executive’s employment and for a period of twenty-four (24) months after the termination of Executive’s employment with the Company, regardless of the reason therefor, Executive shall not directly or indirectly, for the Company, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competitive Business, nor shall Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company with such customers or clients, other than in connection with the performance of Executive’s duties under this Agreement, and/or persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or to engage in any Competitive Business Activities on its own or with any competitor of the Company. As used herein, the term “Competitive Business” shall mean business that is directly competitive with the business of the Company, including but not limited to, business in the semiconductor device and module manufacturer industry related to products that directly compete with the Company’s products.

(f) Equitable Relief. In the event a violation of any of the restrictions contained in this Section 4 occurs, the Company shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Section 4(b), Section 4(c), or Section 4(d) hereof, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(g) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

5. Return of Company Property. At any time as requested by the Company, or upon the termination of Executive’s Services with the Company as an employee and director for any reason, Executive shall deliver promptly to the Company all files, lists, books, records, manuals, memoranda, drawings, and specifications; all other written or printed materials and computers, cell phones, and other equipment that are the property of the Company (and any copies of them); and all other materials that may contain confidential information relating to the business of the Company, which Executive may then have in Executive’s possession or control, whether prepared by Executive or not.

6. Cooperation. Following the Term, Executive shall give assistance and cooperation willingly, upon reasonable advance notice with due consideration for Executive’s other business or personal commitments, in any matter relating to Executive’s position with the Company, or Executive’s expertise or experience as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which Executive was involved or potentially had knowledge by virtue of Executive’s employment with the Company. The Company agrees that (a) it shall promptly reimburse Executive for Executive’s reasonable and documented expenses in connection with rendering assistance and/or cooperation under this Section 6 upon Executive’s presentation of documentation for such expenses and (b) Executive shall be reasonably compensated for Executive’s continued material services as required under this Section 6 at an hourly rate to be mutually agreed upon by the parties.

7. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

8. Miscellaneous.

(a) Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by e-mail transmission, upon receipt, (iii) if mailed United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, upon receipt or refusal of delivery, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, upon receipt or refusal of delivery, in each case addressed as follows:

To the Company:	Amtech Systems, Inc.
131 South Clark Drive Tempe, Arizona 85281 Attention: Chief Financial Officer Phone: 480-967-5146

With a copy, which shall not constitute notice, to:
Gregory R. Hall

DLA Piper LLP (US) 2525 E. Camelback Road, Suite 1000 Phoenix, Arizona 85016

To Executive:	Robert C. Daigle The address of Executive’s principal residence most recently on file with the Company.

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary. Venue for any action arising out of this Agreement or the employment relationship shall be brought only in courts of competent jurisdiction in or for Maricopa County, Arizona and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue in such courts and submits to the jurisdiction of such courts. THE PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(d) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(e) Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, which shall no longer have any force or effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by Executive and an authorized representative with actual authority to bind Company.

(f) Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

(g) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

(i) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Executive hereunder involve the performance of personal services, such obligations shall not be delegated by Executive. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(j) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(k) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 3 hereof and Executive’s obligations under Section 4 hereof, and the expiration of the Term, to the extent necessary to the intended preservation of such rights and obligations.

(l) Right to Consult with Counsel; No Drafting Party. Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of Executive’s own choosing, and, given this, Executive agrees that the obligations created hereby are not unreasonable. Executive acknowledges that Executive has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMTECH SYSTEMS, INC.

By:	/s/ Lisa D. Gibbs
Name:	Lisa D. Gibbs
Title:	CFO

EXECUTIVE:

/s/ Robert C. Daigle
Robert C. Daigle

[Signature Page to Employment Agreement]